SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated October 7, 2022 between
ETF SERIES SOLUTIONS
and
ADVISORS ASSET MANAGEMENT, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
AAM S&P 500 High Dividend Value ETF	0.29%	April 28, 2023
AAM Low Duration Preferred and Income Securities ETF	0.45%	April 28, 2023
AAM Transformers ETF	0.49%	January 19, 2023
AAM Brentview Dividend Growth ETF	0.49%	April 11, 2024
AAM Sawgrass U.S. Large Cap Quality Growth ETF	0.49%	April 11, 2024
AAM Sawgrass U.S. Small Cap Quality Growth ETF	0.55%	April 11, 2024
AAM SLC Low Duration Income ETF	0.39%	July 11, 2024
AAM Blue Chip Covered Call ETF	0.35%	January 16, 2025
AAM Todd International Intrinsic Value ETF	0.54%	January 16, 2025

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 16, 2025.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

ETF SERIES SOLUTIONS
By: /s/ Noelle-Nadia A. Filali
Name: Noelle-Nadia A. Filali
Title: Assistant Secretary

ADVISORS ASSET MANAGEMENT, INC.

By: /s/ Marilee Ferone
Name: Marilee Ferone
Title: EVP, Asset Management Solutions